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                                                                      EXHIBIT 15

To the Board of Directors and Stockholders
VitalWorks Inc.:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of AMICAS, Inc. for the nine-month periods ended September 30, 2002 and 2003, as indicated in our report dated November 14, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Current Report on Form 8-K/A dated November 25, 2003, is incorporated by reference in the Registration Statements of VitalWorks Inc. on Form S-3, numbers 333-45480, 333-40704, 333-37890, 333-34490, 333-88589, 333-87795, 333-73097 and
333-71109 and Form S-8 numbers 333-96665, 333-84468, 333-72890, 333-56556,
333-40730, 333-40488, 333-39792 and 333-74773.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Boston, MA
February 5, 2004